Exhibit 99.1

IF YOU ARE CONSIDERING SELLING YOUR SHARES IN CNL LIFESTYLE PROPERTIES TO CMG PARTNERS, LLC, PLEASE READ THIS FIRST! December 23, 2014 Dear Shareholder:

On December 13, 2014, we learned of an offer by CMG Partners, LLC (CMG) to purchase a maximum of 2,000,000 shares of CNL Lifestyle Properties, Inc. (the Company) at a price of $4.25 per share in cash (the Offer). This offer, known as a “mini-tender,” is structured to avoid the U.S. Securities and Exchange Commission (SEC) filing, disclosure and procedural requirements that are designed to protect investors. The SEC has cautioned investors about offers of this nature. For more information provided by the SEC, go to: http://www.sec.gov/investor/pubs/minitend.htm.

Typically, a mini-tender offer is an attempt to purchase shares of a corporation at discounted prices with the objective of making a profit. In this case, the discount is approximately 38 percent less than our last estimated net asset value per share of $6.85 as of December 31, 2013, and announced on March 6, 2014.

As discussed previously, earlier this year we engaged Jefferies LLC, a global investment banking and advisory firm, to formally undertake a process to provide liquidity to shareholders. Since then, we have completed the sale of our golf portfolio and recently announced that we have entered into a definitive agreement to sell our senior housing portfolio. Assuming that the sale of our senior housing portfolio closes successfully no later than July 31, 2015 as contemplated and, subject to compliance with the terms of the Company’s indebtedness, including its senior notes, we may use a portion of the proceeds to (i) retire debt; (ii) make a special distribution to stockholders; and/or (iii) make strategic capital expenditures to enhance certain of the Company’s remaining properties. We are also actively working with our financial advisor, Jefferies LLC, to explore and execute strategic liquidity alternatives for the balance of our portfolio. Of course, there can be no assurances that this process will result in liquidity or, if it does, what the value per share might be. With this in mind, our board of directors has decided not to take a position and remain neutral on the Offer.

PLEASE CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS BEFORE MAKING ANY DECISIONS AFFECTING YOUR INVESTMENT. If you are interested in selling your shares, there may be other options available to you. However, because trading on the secondary market is limited, if you need immediate liquidity, accepting a mini-tender offer may be your quickest way of achieving liquidity.

We appreciate the opportunity to be the steward of your investment. If you have any questions regarding the events addressed above, we urge you to call CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President & Chief Executive Officer